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[KPMG PEAT MARWICK LLP LETTERHEAD]

                                                            EXHIBIT 23.2




                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
ACC Consumer Finance Corporation:

     We consent to the inclusion of our report dated January 26, 1997, with respect to the consolidated balance sheets of ACC Consumer Finance Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1996 and 1995, the six-month transition period ended December 31, 1994, and the period from July 15, 1993 (inception) through June 30, 1994, which report appears in the Form S-4 of Household International, Inc. filed with the Securities and Exchange Commission on or about September 15, 1997.

                                            KPMG Peat Marwick LLP

San Diego, California
September 12, 1997